As filed with the Securities and Exchange Commission on August 8, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

PACIRA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0619477
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Sylvan Way, Suite 300

Parsippany, New Jersey 07054
(Address of principal executive offices, including zip code)

Pacira BioSciences, Inc. Amended and Restated 2011 Stock Incentive Plan
(Full title of the plan)

David Stack

Chief Executive Officer and Chairman

Pacira BioSciences, Inc.

5 Sylvan Way, Suite 300

Parsippany, New Jersey 07054

(973) 254-3560

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Jason Day

Ned A. Prusse

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, Colorado 80202

(303) 291-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.001 par value	3,000,000	$42.97	$128,910,000	$15,623.90

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that may become issuable under the Pacira BioSciences, Inc. Amended and Restated 2011 Stock Incentive Plan as a result of any future stock splits, stock dividends or similar adjustments of the registrant’s outstanding common stock.

(2)         Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share is estimated based on the average of the high and low sales prices for the registrant’s common stock as reported by the Nasdaq Global Select Market on August 5, 2019.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by Pacira BioSciences, Inc. relating to 3,000,000 additional shares of common stock, par value $0.001 per share, authorized to be issued pursuant to the Pacira BioSciences, Inc. Amended and Restated 2011 Stock Incentive Plan.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference in this registration statement:

(a)         The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019;

(b)         The registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed with the SEC on May 2, 2019 and August 8, 2019, respectively;

(c)          The registrant’s Current Reports on Form 8-K filed with the SEC on March 5, 2019, April 9, 2019, June 7, 2019, June 19, 2019 and June 25, 2019; and

(d)         The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed with the SEC on January 28, 2011 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof, and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this registration statement.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

None.

Item 6.         Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that the registrant’s amended and restated certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director,  provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

In addition to the indemnification provided for in the registrant’s amended and restated certificate of incorporation and amended and restated bylaws, the registrant entered into indemnification agreements with each of its directors and executive officers.  Each indemnification agreement provides that the registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that the registrant does not assume the defense of a claim against a director or executive officer, the registrant is required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the registrant.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Exhibit No.	Description

5.1	Opinion of Perkins Coie LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Moss Adams LLP.

23.3	Consent of Perkins Coie LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see signature page).

99.1

Pacira BioSciences, Inc. Amended and Restated 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed on August 8, 2019).

Item 9.         Undertakings.

A.  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on August 8, 2019.

PACIRA BIOSCIENCES, INC.

/s/ David Stack
David Stack
Chief Executive Officer and Chairman

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes David Stack, Charles A. Reinhart III and Kristen Williams, or any of them, as attorneys-in-fact, with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David Stack	Director, Chief Executive Officer and Chairman	August 8, 2019
David Stack	(Principal Executive Officer)

/s/ Charles A. Reinhart III	Chief Financial Officer	August 8, 2019
Charles A. Reinhart III	(Principal Financial Officer)

/s/ Lauren Riker	Vice President, Finance	August 8, 2019
Lauren Riker	(Principal Accounting Officer)

/s/ Laura Brege	Director	August 8, 2019
Laura Brege

/s/ Mark Froimson	Director	August 8, 2019
Mark Froimson

/s/ Yvonne Greenstreet	Director	August 8, 2019
Yvonne Greenstreet

/s/ Paul Hastings	Lead Director	August 8, 2019
Paul Hastings

/s/ Mark Kronenfeld	Director	August 8, 2019
Mark Kronenfeld

/s/ John Longenecker	Director	August 8, 2019
John Longenecker

/s/ Gary Pace	Director	August 8, 2019
Gary Pace

/s Andreas Wicki	Director	August 8, 2019
Andreas Wicki